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                                                                   EXHIBIT 10.14

                                  FAIRFAX, INC.
                            TAX ALLOCATION AGREEMENT

     The purpose of this agreement (the "Agreement") is to determine the amount of federal and (where applicable) state income tax allocated to members of the affiliated group (as described below) and the amount each will pay to or receive from Fairfax, Inc. This Agreement is between Fairfax, Inc., a Wyoming corporation ("Parent"), and the undersigned subsidiary corporations (hereafter collectively called the "Subsidiaries" or individually called "Subsidiary"). Parent and the Subsidiaries are sometimes hereafter collectively referred to as the "Group". Each Subsidiary is a party to an intercompany tax allocation agreement with its respective subsidiaries, which groups are collectively referred to as "Subsidiary Groups".

     1. The members of the Group are affiliated corporations and have elected to file a consolidated federal income tax return under the provisions of Section 1501, et seq., of the Internal Revenue Code of 1986, as amended, (the "Code"). Each Subsidiary will remit to the Parent the federal income tax liability for the Subsidiary Group as determined under their separate intercompany tax allocation agreements. Parent will then prepare, or cause to be prepared, and will file the consolidated federal income tax return and pay the tax for the Group. The Parent and Subsidiary Groups shall review the accuracy of the accounting and methodology of the consolidated federal income tax return and make any necessary adjustments no less than thirty (30) days prior to the filing of the return.

     2. Each Subsidiary shall pay its Subsidiary Group's tax liability to the Parent by no later than the applicable due date or dates that such payments would have been required by the internal Revenue Service if the Subsidiary had filed a separate return, or as soon thereafter as possible.

     3. If a Subsidiary Group would not have to pay any federal income tax or would have a claim for refund of federal income taxes, the Parent will pay to such Subsidiary Group an amount equal to the refund such Subsidiary Group would have been entitled to under their separate intercompany tax allocation agreement. The Parent shall make the payment to the Subsidiary by no later than the applicable due date or dates that payment would have been made


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by the Internal Revenue Service if such Subsidiary had filed a timely claim for refund, or as soon thereafter as possible.

     4. If all or a portion of the Group is required or has elected to file a unitary or combined state income tax return (each such Group hereafter called a "State Group"), the parent of the particular State Group will compute, report and pay the State Group's state income tax liability in accordance with the applicable state laws and regulations and will file the State Group's required annual return. Within thirty (30) days from the filing of the State Group's annual return, the parent of the State Group will calculate and assess to each member of the State Group its share of the State Group's state income tax liability based on (i) the methodology required or established by state income tax law or, (ii) if none, the percentage of each member's separate income or tax divided by the total separate income or tax of the State Group. Within thirty
(30) days of such assessment, each member will pay to the Parent its share of the state income tax liability.

     5. If after the filing of a return it is determined that the liability computed hereunder is incorrect, whether by reason of an Internal Revenue Service or state audit, discovery of error, the learning of new information, or otherwise, appropriate payments including allocations of penalty and/or interest, if applicable, shall be made promptly to reflect the payments that should have been made.

     6. In lieu of actual payments, adjustments to intercompany payables and receivables may be made, and any net balances due will be paid within 90 days of each adjustment. All payments under this Agreement, including subsequent changes in the amount of a Subsidiary's tax liability or reimbursement payment, shall be considered an intercompany payable or receivable, as the case may be, until such adjustment is paid, and shall not be considered a dividend or surplus contribution.

     7. The Parent agrees to indemnify and reimburse each Subsidiary for any and all claims, demands and expenses in the event that the Internal Revenue Service levies upon the assets of such Subsidiary for unpaid taxes, including penalties and interest, in excess of that amount for which such Subsidiary may be liable pursuant to the terms of this Agreement.

     8. This Agreement shall be applicable only with respect to periods for which the parties are members of the same affiliated Group filing a consolidated federal income tax return.


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No adjustments hereunder shall be made with respect to periods for which either the Parent or one or more of the Subsidiaries filed a separate return or is a member of another affiliated Group filing a consolidated federal income tax return. If at any time the Parent acquires, creates, or otherwise adds one or more entities that are includable members of the Group (as defined under Section 1504 of the Code), it is understood that any such entity shall automatically be made subject to this Agreement to the same extent as if such entity had been an original party to the Agreement.

     9. This Agreement shall take effect as of January l, 2000 and shall continue until terminated by the mutual written agreement of all of the parties. In the event any party ceases to be affiliated with the Group, this Agreement automatically terminates only with respect to that member. This Agreement shall also terminate if the Group fails to file a consolidated federal income tax return for any tax year of this Agreement. Notwithstanding the termination of this Agreement, its provisions will remain in effect, with respect to any period of time during the tax year in which termination occurs, for which the income of the terminating party must be included in the consolidated federal income tax return.

     10. This Agreement may, from time to time, be amended, modified, and supplemented in such manner as may be mutually agreed upon by the parties, subject to the approval of any regulatory authorities as required by law. Any amendment, modification or supplement to this Agreement shall be in writing and shall be executed by a duly appointed representative of each of the parties.

     11. Every article, term, condition and provision of this Agreement is declared to be independent of and severable from all other articles, terms, conditions and provisions of the Agreement. Invalidation, whether judicial or otherwise, of any article, term, condition or provision contained in this Agreement shall in no way affect any other provisions of this Agreement, all of which shall remain in full force and effect.

     12. The books, accounts, tax returns and records of the Parent, Subsidiaries, and Subsidiary Groups shall be maintained so as to clearly and adequately disclose the precise nature and details of the obligations and liabilities under this Agreement. All materials relating to the tax returns, including but not limited to the returns, supporting schedules, work papers, and correspondence, shall be available for inspection at any time during normal business hours by the


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Parent or any Subsidiary Group member. Each party to this Agreement shall maintain, at its principal or home office, records of all tax allocations, and any subsequent Internal Revenue Service or state review or adjustment. The provisions of this section shall survive termination of this Agreement.

     13. This Agreement has been approved by the Board of Directors of each party to this Agreement to the extent required by regulatory authorities.

     14. This Agreement is not assignable by any party without the prior written consent of the other parties.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by duly authorized officers to be effective January 1, 2000.

                               FAIRFAX, INC.


                               By:    /s/ CYNTHIA D. CRANDALL
                                   ---------------------------------------------
                                   Name:  Cynthia D. Crandall
                                   Title:



                               CRUM & FORSTER HOLDINGS, INC.


                               By:    /s/ MARY JANE ROBERTSON
                                   ---------------------------------------------
                                   Name:  Mary Jane Robertson
                                   Title: Executive VP and CFO



                               ODYSSEY RE HOLDINGS, INC.


                               By:    /s/ DONALD L. SMITH
                                   ---------------------------------------------
                                   Name:  Donald L. Smith
                                   Title: Senior Vice President

                               RIVERSTONE GROUP, LLC.


                               By:    /s/ WILLIAM J. GILLETT
                                   ---------------------------------------------
                                   Name:  William J. Gillett
                                   Title: Senior Vice President, General Counsel
                                             & Secretary



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                               TIG HOLDINGS, INC.


                               By:    /s/ WILLIAM H. NAFF, III
                                   ---------------------------------------------
                                   Name:  William H. Naff, III
                                   Title: SVP



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